Exhibit 99

ALLIANCE BANKSHARES CORPORATION

STOCK OPTION PLAN

(As Restated Effective April 1, 2003)

ALLIANCE BANKSHARES CORPORATION

STOCK OPTION PLAN

(As Restated Effective April 1, 2003)

     Effective March 24, 1999, Alliance Bank Corporation, a Virginia corporation (the “Bank”), adopted an amended and restated incentive compensation plan for itself, known as the “Alliance Bank Corporation Stock Option Plan” (the “Plan”), which Plan was approved by shareholders of the Bank on June 30, 1999.

     Effective July 26, 2002, Alliance Bankshares Corporation, a Virginia corporation (the “Corporation”), assumed both the Plan and the outstanding options issued under the Plan in connection with the reorganization by which the Corporation became the holding company for the Bank pursuant to an Agreement Plan of Reorganization dated as of May 22, 2002 and a related Plan of Share Exchange.

     The Corporation desires formally to amend and restate the Plan, including, subject to approval by the Corporation’s shareholders, increasing the number of shares of the Corporation’s common stock, par value $4.00 per share (“Common Stock”), authorized for issuance under the Plan by 200,000 shares (the “2002 increase”), eliminating the minimum option exercise price per share of 100% of the book value per share (which is a limitation imposed with respect to options for shares of stock of Virginia banks, but not on bank holding companies), granting options to key employees, consultants and members of the Board of Directors of the Corporation and any other corporation, including the Bank, at least 50% of the total combined voting power of all classes of stock of which is owned by the Corporation (a “Subsidiary”), either directly or through one or more of its Subsidiaries, as provided in this document, and adding an annual limit on the number of shares of Common Stock for which options may be granted under the Plan to any one person in a calendar year.

     1.          Purpose. The purpose of this Plan is to advance the interests of the Corporation and its shareholders by providing key employees, consultants and members of the Board of Directors of the Corporation and its Subsidiaries with an incentive to improve shareholder value and contribute to the growth of the Corporation and its Subsidiaries by giving certain key employees, consultants and board members an inducement to acquire a proprietary interest in the Corporation by possessing an option to purchase Common Stock (hereinafter referred to as an “option” or “stock option”).

     2.          Administration. This Plan shall be administered by the Board of Directors of the Corporation (the “Board”) acting upon recommendations made by the stock option committee (the “Committee”) appointed by the Board.

A. Committee Members. There shall be up to seven (7) members of the Committee, all of whom are Board members and one of whom is a member of the Personnel Committee of the Board. The Committee members and the Committee Chairman shall be appointed by the Board and may only be removed or replaced by the Board.

B. Plan Construction. The Board shall be responsible for construing and interpreting the provisions of the Plan, upon the advice and recommendations of the Committee. The Board shall adopt rules for the administration of the Plan consistent with the terms of the Plan. The Committee may adopt such further rules as it deems necessary consistent with the rules adopted by the Board.

C. Option Eligibility and Terms. The Committee shall recommend to the Board which key employees, board members and consultants of the Corporation and its Subsidiaries shall receive stock options hereunder (“Grantees”). From time to time the Committee shall provide the Board, for approval, modification or rejection by the Board within its sole discretion, with a list of all Grantees who are recommended by the Committee to receive stock options, the conditions under which the stock options will be granted, the number of stock options for each such Grantee, the option exercise price for each such option and the other terms and provisions of the option, consistent with the provisions of this Plan. The Board shall take action with respect to such recommendations as expeditiously as possible. Stock Option Agreements reflecting the terms and conditions of the stock options approved by the Board shall be issued to Grantees as soon as possible following the Board meeting at which they were granted. Participation by a Grantee in the grant of options for any one year does not entitle such Grantee to participation in any subsequent year.

D. Indemnification. The Corporation shall indemnify and hold harmless the members of the Committee and the Board for all actions taken in good faith in connection with the administration of the Plan.

E. Effect of Committee’s and Board’s Decision. All actions taken and decisions and determinations made by the Committee and the Board on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s and Board’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee of the Corporation, and their respective successors in interest.

F. Action by the Board or Committee. The Committee shall meet at such times and places and upon such notices as it may determine. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any duly noticed meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Members of the Board or Committee who are either eligible for options or have been granted options may vote on any matters affecting the administration of the Plan or the grant of options pursuant to the Plan, except that no such member shall set upon the granting of an option to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an option to him or her.

G. Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any award under the Plan, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee or the Board determines otherwise: (i) transactions by and with respect to officers and directors of the Corporation who are subject to Section 16(b) of the Exchange Act (hereafter, “Section 16 Persons”) shall comply with any applicable conditions of SEC Rule 16b-3 and (ii) every provision of the Plan shall be administered, interpreted and construed to carry out the foregoing provisions of this sentence and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

3. Option Shares and Types.

A. Type of Options. The Plan permits the granting of stock options (“incentive stock options”) which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) as well as stock options (“nonqualified stock options”) which do not so qualify.

B. Number of Shares subject to Options.

(i) Prior to approval by the Corporation’s shareholders of the 2002 increase in the maximum number of shares for which stock options may be granted under the Plan and subject to adjustment as provided in Paragraph A of Section 6 and subsection (iii) below, the Board, acting upon recommendation of the Committee, may grant stock options under this Plan to directors with respect to a maximum of 216,000 shares of Common Stock (increased from 144,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001) and may grant stock options under the Plan with respect to key employees and consultants with respect to a maximum of 147,000 shares of Common Stock (increased from 98,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001).

(ii) After approval by the Corporation’s shareholders of the 2002 increase in the maximum number of shares for which stock options may be granted under the Plan and subject to adjustment as provided in Paragraph A of Section 6 and subsection (iii) below, the Board, acting upon recommendation of the Committee, may grant stock options under this Plan to key employees, consultants and directors with respect to a maximum of 563,000 shares of Common Stock (including both the 242,000 shares originally approved by shareholders on March 24, 1999, as increased to 363,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001, and the 2002 increase). The 2002 increase shall not become effective unless this restatement of the Plan is approved by such the Corporation’s shareholders in accordance with the Bylaws and Articles of the Corporation and governing law relating to such matters within twelve (12) months of the Board’s adoption of this restatement of the Plan.

(iii) The Board shall reserve for issuance under the Plan the number of shares authorized for issuance under subsections (i) and (ii) above, as applicable, which shall constitute the maximum number of shares that may be issued pursuant to options under the Pan, including incentive stock options under Code Section 422. If any stock option, or portion of an option, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, such shares shall thereafter be available for further stock options under the Plan in accordance with either subsection (i) or (ii) above, as determined by the Board of Directors, acting upon the recommendation of the Committee.

(iv) No person may be granted options under the Plan in any calendar year for more than 50,000 shares of Common Stock.

C. Restrictions on Incentive Stock Options. Incentive stock options granted under the Plan shall comply in all respects with applicable law, including Code Section 422, and shall include the following additional requirements.

(i) Grant Date. An incentive stock option must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board of Directors or approval by the Corporation’s shareholders.

(ii) Exercise Price and Term. The exercise price of an incentive stock option shall not be less than 100% of the fair market value of the shares on the date the stock option is granted and the term of the stock option shall not exceed ten years. Also, the exercise price of any incentive stock option granted to a grantee who owns (within the meaning of Section 422(b)(5) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Corporation or any parent or subsidiary corporations (within the meaning of Sections 422 and 424 of the Code) shall be not less than 110% of the fair market value of the Common Stock on the grant date and the term of such stock option shall not exceed five (5) years.

(iii) Maximum Grant. The aggregate fair market value (determined as of the Date of Grant) of shares of Common Stock with respect to which all incentive stock options first become exercisable by any Grantee in any calendar year under this or any other plan of the Corporation and its parent and subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate fair market value shall exceed $100,000, or other applicable amount, such stock options shall be treated as nonqualified stock options. In such case, the Corporation may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of an incentive stock option by issuing a separate certificate for such shares and identifying the certificate as incentive stock option shares in the stock transfer records of the Corporation.

(iv) Grantee. Incentive stock options shall only be issued to employees of the Corporation, or of a parent or subsidiary of the Corporation.

(v) Designation. No stock option shall be an incentive stock option unless so designated by the Committee at the time of grant or in the Stock Option Agreement evidencing such stock option.

     4.          Exercise Price. A Grantee of a stock option granted under this Plan may purchase up to the number of shares subject to the option at a purchase price of no less than the fair market value of such shares determined on the date of grant of the option. For purposes of the Plan, the fair market value of a share of Common Stock shall be determined in a manner such as the Board of Directors, acting upon the recommendation of the Committee, in good faith decides is appropriate taking into account such factors as whether the shares are publicly traded on an established securities exchange, the latest price paid for such shares in an arms length transaction, the gross revenues and net profit, if any, for the most recent fiscal period of the Corporation, the book value of the Corporation and recommendations made through consultation with outside professionals.

     5.          Exercise of Option. A Grantee’s right to exercise his or her stock option shall be subject to all of the terms and conditions of the Plan and the terms and conditions of the Stock Option Agreement that will be entered into between the Grantee and the Corporation. Said Stock Option Agreement shall contain such provisions as may be determined by the Board, acting upon recommendation of the Committee, consistent with the terms of the Plan, and shall provide that options shall be exercised in the following manner:

A. Time of Exercise. A stock option granted under this Plan may be exercised (prior to expiration or termination as provided below) in accordance with the vesting schedule provided in the respective Stock Option Agreement, which vesting schedule is recommended by the Committee subject to the approval of the Board. Options may be exercised in any amount up to the amount eligible for exercise. However, unless terminated earlier below, all options granted under this Plan will expire no later than ten (10) years after the date granted and the unvested portion of an option will terminate on the date of Grantee’s termination of employment or service with the Corporation and its Subsidiaries.

B. Method of Exercise. The options shall be exercised by written notice as directed by the Committee, at the Corporation’s principal place of business, accompanied by full payment of the option exercise price for the number of shares specified and paid for. The exercise price shall be paid in cash or, within the discretion of the Committee subject to approval by the Board, with shares of the Corporation’s Common Stock (including shares that would otherwise be issued as a result of the option exercise) having fair market value on the exercise date equal to the exercise price. The Corporation shall make immediate delivery of such shares under the terms of the Stock Option Agreement, provided that if any law or regulation requires the Corporation to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. While nothing under the Plan shall be construed in a manner to require the Corporation to register its Common Stock or this Plan pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act, it is anticipated that the Corporation will, when the Board deems it appropriate, register its Common Stock or this Plan pursuant to the Securities Act. The Corporation shall have no obligation to issue shares pursuant to the exercise of any option if the Board determines that such issuance will not be in compliance with all applicable rules, regulations, and federal and state laws.

C. Termination of Option. Unless otherwise provided by the Committee in connection with making or amending an option grant, the options, to the extent not previously exercised, shall terminate upon the termination of the Grantee’s employment or service with the Corporation and its Subsidiaries for cause, twelve (12) months after termination of employment or service due to the death or incapacity of the Grantee or three (3) months following the Grantee’s termination of employment or service with the Corporation and its Subsidiaries for any other reason (including, without limiting the generality of the foregoing, the voluntary termination by the Grantee, or the involuntary termination of the Grantee without cause). Whether cause existed for a Grantee’s involuntary termination of employment or service with the Corporation and its Subsidiaries shall be determined in the sole discretion of the Committee subject to approval by the Board.

6. Capital Adjustment Due to Reorganization and Other Events.

A. If and to the extent that the number of issued shares of Common Stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, reorganization, distribution of a dividend payable in stock, or the like, the shares available under the Plan, number of shares subject to an option and the option exercise price per share hereunder shall be proportionately adjusted.

B. In the event of the sale or exchange of substantially all of the Corporation’s assets or over fifty percent of the Corporation’s outstanding Common Stock to another entity or person or the reorganization, consolidation or merger of the Corporation with another corporation (a “Change of Control”), the Board, acting upon recommendation from the Committee, shall be entitled to take such action as it deems to be appropriate and equitable to effectuate the purposes of the Plan and to protect grantees of options under the Plan. Such actions may include, but without limitation, one or more of the following: (i) acceleration or change of the exercise dates and termination dates of any option to require that exercise be made, if at all, prior to the Change of Control; (ii) cancellation of any option upon payment to the holder in cash of the fair market value of the Common Stock subject to such option as of the date of (and, to the extent applicable, as established for purposes of) the Change of Control, less the aggregate exercise price of the stock option; and (iii) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to Common Stock of the Corporation, arrangements to have the Grantee receive, in substitution for options for the Corporation’s stock options with respect to shares of such other corporation in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of subsection (iii) of the preceding sentence, the excess of the fair market value of the Corporation’s shares subject to the old option over the aggregate option exercise price of such shares shall not be more than the excess of the fair market value of the other corporation’s shares subject to the new option over the aggregate exercise price of such sales, and the substitution of the new option for the old option shall not give the Grantee additional benefits which he did not have under the old option, or deprive him of benefits which he had under the old option.

     7.          Rights Prior to Exercise of Option. The Grantee shall have no rights as a stockholder of the Corporation with respect to the option shares until payment of the option price and delivery to him or her of such shares. The options granted under this Plan shall be nontransferable by the Grantee other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Grantee only by the Grantee or any guardian or legal representative of the Grantee. Notwithstanding the above, within the discretion of the Committee, nonqualified stock options may be transferred, by gift to, or in trust for the benefit of, the Grantee, or the Grantee’s spouse, parent or parents, or any direct descendant or descendants. In case of any such transfer by gift, the donor or donors shall receive and hold such options subject to the restrictions on encumbrances and disposition set forth in the Plan and the Stock Option Agreement.

     8.          Effective Date. This Plan shall be effective as of March 24, 1999 and this restatement of the plan shall be effective April 1, 2003, provided it is approved by a majority of the shareholders of the Corporation within 12 months before or after such date.

     9.          Amendment or Termination of Plan. The Board of Directors reserves the right to terminate the Plan or revise or amend the Plan at any time or times in any such manner as it deems appropriate to best serve the needs and interests of the Corporation and its shareholders or to bring the Plan into compliance or to maintain the Plan in compliance with applicable law. However, the Plan may not be revised or amended without the approval of a majority of the Corporation’s shareholders to increase the number of shares which may be subject to options under the Plan or as otherwise required by law or any applicable rule or regulation of any regulatory body which is applicable to the Corporation and the Plan including without limitation Code Section 422. Notwithstanding the foregoing, no such termination or amendment shall, without the Grantee’s consent, change or impair any of the rights or obligations of the Grantee under any options previously granted to the Grantee, or with respect to any common shares acquired by the Grantee as the result of the exercise of any of the options granted under the Plan.

     10.        Termination of Employment or Service. Nothing in the Plan or in any Stock Option Agreement thereunder shall confer any right on any Grantee to continue in the employment or service of the Corporation in any capacity or shall interfere in any way with the right of the Corporation to terminate the employment or service of a Grantee at any time.

     11.        Non-Uniform Discriminations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive options, the form, amount and timing of such options, the terms and provisions of such options and the Stock Option Agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, options under the Plan, whether or not such persons are similarly situated.

     12.        Securities Laws. The Corporation may require that a Grantee, as a condition to exercise of an option, and as a condition to the delivery of any share certificate, provide to the Corporation, at the time of each such exercise and each such delivery, a written representation that the shares of Common Stock being acquired shall be acquired by the Grantee solely for investment and will not be sold or transferred without registration or the availability of an exemption from registration under the Securities Act and applicable state securities laws. The Corporation may also require that a Grantee submit other written representations which will permit the Corporation to comply with federal and applicable state securities laws to connection with the issuance of the Common Stock, including representations as to the knowledge and experience in financial and business matters of the Grantee and the Grantee’s ability to bear the economic risk of the Grantee’s investment. The Corporation may require that the Grantee obtain a “purchaser representative” as that term is defined in applicable federal and state securities laws. The stock certificates for any shares of Common Stock issued pursuant to this Plan may bear a legend restricting transferability of the shares of Common Stock unless such shares are registered or an exemption from registration is available under the Securities Act and applicable state securities laws.

     13.        Articles and Bylaws. This Plan is subject to the Articles and By-Laws of the Corporation, as they may be amended from time to time.

     14.        Tax Withholding. The Corporation shall have the power and the right to deduct or withhold from any compensation or other payment of any kind (including withholding the issuance of shares of Common Stock) due Grantee, and the Corporation, the Board or the Committee may require a participant in the Plan to remit to the Corporation or any Subsidiary, an amount sufficient to satisfy Federal, State and local taxes (including the Grantee’s FICA or other employment tax obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan. If the Grantee does not make any such required payment when requested, the Corporation may refuse to issue any stock certificate under the Plan until arrangements satisfactory to the Corporation, the Board or the Committee for such payment have been made.

     15.        Substitute Agreements. All options granted by Alliance Bank Corporation prior to July 26, 2002 under the Plan for shares of the common stock of Alliance Bank Corporation shall be automatically converted to options for an equivalent number of shares of Common Stock (adjusted both as to number and exercise price to the extent appropriate pursuant to Section 6). Substitute Stock Option Agreements may be provided by the Committee to such option holders.

     16.        Virginia Law. This Plan shall be interpreted under and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent preempted by federal law, which to such extent shall govern.

     THIS PLAN, as restated herein, is adopted and ratified by action of the Board of Directors at a meeting held at the Corporation’s headquarters on April 1, 2003.